UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 29, 2008

GENERAL METALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24189
(Commission File Number)

65-0488983
(IRS Employer Identification No.)

1 E. Liberty St., Suite 6000, Reno, Nevada 89501
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (775) 686-6078

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

On February 29, 2008 we entered into a mining purchase agreement with 635239 B.C. Ltd., wherein we have agreed to purchase a 100% interest in certain mineral claims in the Bannockburn Gold Property as well as rights to the Lloyd Patent located in the Madoc Township, Hastings County, Ontario, Canada.

As consideration for the purchase, we have agreed to pay to 635239 B.C. Ltd. $140,000 cash, to be provided as follows:

(a)	$15,000 to be provided within five days of the effective date of the purchase agreement;
(b)	$25,000 to be provided by March 15, 2008;
(c)	$25,000 to be provided by May 15, 2008 upon which time closing shall occur; and

(d)	$75,000 to be provided by June 15, 2008 failure of which payment will result in rescission of this Agreement.

In addition, we have agreed to issue 700,000 restricted shares of our common stock and 700,000 share purchase warrants, with each warrant exercisable into one restricted share of our common stock at a price of $0.20 per share for a period of two years, to be issued no later than March 15, 2008.

Item 7.01 Regulation FD Disclosure

On March 3, 2008, we announced that we signed a purchase agreement with 635329 BC Ltd to acquire 100% of the Bannockburn Gold Property located in Madoc Township, Hastings County, south eastern Ontario, Canada.

Item 9.01 Financial Statements and Exhibits.

10.1	Mining Purchase Agreement dated February 29, 2008 between our company and 635239 B.C. Ltd.

99.1	News Release dated March 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL METALS CORPORATION

/s/ Stephen Parent
Stephen Parent
President and Chief Executive Officer

Date: March 6, 2008